UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 25, 2008

DIVERSIFIED OPPORTUNITIES, INC.

(Name of Small Business Issuer in Its Charter)

DELAWARE	000-23446	94-3008888
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

10907 Technology Place

San Diego, California 92127

 (Address of principal executive offices)

(858) 613-8755

 (Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO OR AMENDMENT OF A MATERIAL DEFINITIVE AGREEMENT

On July 29, 2008, Diversified Opportunities, Inc. ("we," "us," "our" or the "Company") entered into a Loan Agreement with the QRSciences Holdings Limited, an Australian corporation (“Seller”).  The Loan Agreement provides that our Company may borrow up to $500,000 from the Seller.  The amount borrowed by our Company under the Loan Agreement accrues interest at 8% and was due and payable on or before October 31, 2008, or as so agreed by the parties.  The balance of the amounts due to the Seller under the Loan Agreement as of the date of this Current Report is $67,500.  On November 25, 2008, the parties agreed to extend the term of the Loan Agreement through June 30, 2009.

ITEM 1.02

TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On July 29, 2008, the Company also entered into a share exchange agreement (the "Exchange Agreement") with the Seller.  Under the terms of the Exchange Agreement, we were to acquire the business of the Seller’s wholly-owned subsidiary, QRSciences Pty Ltd, an Australian private corporation (“Limited”), through an acquisition of all of its outstanding stock from the Seller. The closing of the Exchange Agreement was subject to certain conditions (including financial terms and a capital raise of at least $2.5 million) in order to be successfully consummated. The description of the Exchange Agreement contained in this report is qualified in its entirety by reference to the more detailed description in our report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2008, and the Exchange Agreement, a copy of which is filed as an exhibit to our July 31, 2008 Form 8-K.   A more detailed description of Limited’s interests in Spectrum San Diego is contained in our report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2008.

On November 25, 2008, the Company and the Seller mutually agreed to terminate the Exchange Agreement for our purchase of Limited.  The parties believe that the current capital market conditions, including the lack of availability of capital at an acceptable cost required to satisfy the financial requirements of the Exchange Agreement will prevent the parties from being able to complete the transactions contemplated in the Exchange Agreement at this time.

The Company does not currently have any business operations other than maintaining its public company status, and does not currently have any plans or agreements to acquire any business operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVERSIFIED OPPORTUNITIES, INC.
/s/ Kevin Russeth
Dated: November 25, 2008	By:
Kevin Russeth Chief Executive Officer

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